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                                                                    EXHIBIT 99.1


                     [ALIGN-RITE INTERNATIONAL LETTERHEAD]


                    ALIGN-RITE INTERNATIONAL AND PHOTRONICS
                                    ANNOUNCE
                   DEPARTMENT OF JUSTICE CLEARANCE FOR MERGER


     LOS ANGELES, CALIFORNIA May 18, 2000 -- Align-Rite International, Inc. (Nasdaq:MASK) and Photronics, Inc. (Nasdaq:PLAB), today announced that the waiting period for regulatory review under the Hart-Scott-Rodino Antitrust Act has expired and that the Department of Justice has relayed to the companies that it will not seek to challenge the merger. Align-Rite shareholders approved the transaction, at a special shareholders meeting held on March 27, 2000, and the companies expect to consummate the merger as soon as feasible, subject to customary closing conditions.

     As originally announced on September 15, 1999 and amended as of January 10, 2000, shareholders of Align-Rite will receive 0.85 shares of Photronics common stock for each share of Align-Rite common stock and will own approximately 15% of the newly combined company upon completion of the transaction. The merger will be treated as a pooling of interests. Prior to completing the merger, Photronics is required to resell the one million shares it acquired as part of its share repurchase program instituted in October 1998 in order to qualify for the pooling of interests.

     Align-Rite's Chairman and CEO, James L. MacDonald, stated, "We are very pleased to be able to proceed with the final completion steps of the merger following the strong support of our shareholders, and the expiration of the regulatory review period under the Hart-Scott-Rodino Antitrust Act. We continue to believe that our merger with Photronics will produce economies of scale and strategic synergies which will provide tangible benefits to our valued customers, our shareholders and our team of dedicated employees around the world."

     Align-Rite International, Inc. manufactures and markets quality photomasks and has grown to become the third largest independent manufacturer of photomasks in the United States and Europe. The Company currently serves over 250 customers in 21 countries from four manufacturing facilities and six customer service centers strategically located throughout the United States and Europe. For additional information, please visit the Company's website at www.alignrite.com.

     Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors, photomasks are used to transfer circuit patterns onto semiconductor wafers during the fabrication of integrated circuits. They are produced in accordance with circuit designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release that may be considered forward-looking statements may be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including uncertainties in the market, pricing competition, procurement and manufacturing efficiencies, and other risks detailed from time to time in the Company's SEC reports. The Company assumes no obligation to update the information in this release.